EXHIBIT 99(e)

Contact: Kevin Aandahl (314) 923-6268
         Deb Wiethop (314) 923-4767



         BLUE CROSS OF MISSOURI AND STATE OFFICIALS
         DISMISS CASE AND AMEND AGREEMENT AS PROCESS
             FOR ACHIEVING SETTLEMENT CONTINUES

ST. LOUIS, MO, January 6, 2000 - Blue Cross and Blue Shield of Missouri, parent company of RightCHOICE Managed Care, Inc. (NYSE: RIT), today announced with the Missouri Attorney General and the Missouri Department of Insurance that they have amended their settlement agreement and mutually dismissed the underlying primary case in the Cole County Circuit Court.

"These are important steps toward expediting implementation of this settlement agreement and making the Missouri Foundation for Health a reality," said John A. O'Rourke, president and chief executive officer of Blue Cross and Blue Shield of Missouri, and chairman, president and chief executive officer of RightCHOICE Managed Care, Inc. "We appreciate the lead efforts of the Attorney General and the key support of the Department of Insurance to sustain the necessary momentum to reach this agreement. While there is additional work to be completed, we're pleased with the progress we've made so far."

Today's amendments to the settlement agreement revised certain conditions to closing the corporate reorganization contemplated by the settlement agreement. In particular, the parties deleted the original agreement's requirement for court approval.

The parties today also amended three separate settlement agreements that had been reached on September 20, 1998, to resolve litigation relating to a market conduct study conducted by the Department of Insurance, a lawsuit related to co-payment calculations that had been brought by the Attorney General, and a claim for the refund of state premium taxes that had been made by Healthy Alliance Life Insurance Company, a subsidiary of RightCHOICE. Those settlements had also been conditioned upon court approval of the settlement of the primary litigation.

Court approval conditions were removed, the market conduct action was resolved and the parties expect that the other two settlements will promptly be consummated.

Implementing the primary settlement transactions which establish the Missouri Foundation for Health remains dependent on the satisfaction, or waiver, of a number of conditions. These include: resolution of certain subscriber litigation pending on appeal in the Missouri Court of Appeals for the Eastern District; receipt of regulatory approval by the Missouri Department of Insurance and the Securities and Exchange Commission; RightCHOICE shareholder approval; and receipt of favorable IRS tax rulings or opinions. The parties have agreed that while the settlement agreement remains in effect, no party would act to prosecute the claims that have been dismissed. If for any reason the reorganization contemplated by the settlement agreement is not consummated by December 31, 2000, or if a party fails to use its best efforts to close the reorganization before that date, the settlement agreement could be terminated and the parties could pursue the claims that have been dismissed.

The primary case related to the 1994 reorganization of Blue Cross and Blue Shield of Missouri and the creation of its for-profit subsidiary RightCHOICE. Cole County Circuit Judge Thomas Brown had ruled that Blue Cross and Blue Shield of Missouri had violated its purposes as a non-profit corporation as a result of operating RightCHOICE and later disapproved the settlement agreement reached by the parties. On December 9, 1999, the Supreme Court of Missouri ruled that court approval of the settlement agreement is not required.

The steps announced today follow the Supreme Court's order, which gave the parties until February 8, 2000, to settle and resolve their respective claims and to take steps necessary to dismiss the underlying judicial action and associated appeals.

This settlement has the support of more than 90 public interest groups representing more than one million Missourians and establishes the Missouri Foundation for Health, the largest health care foundation in the state. Creating the foundation will also result in RightCHOICE's reorganization as a fully for-profit Blue Cross and Blue Shield primary licensee. The foundation will be funded by the RightCHOICE stock currently owned by Blue Cross and Blue Shield of Missouri, plus an additional $12.78 million in cash from Blue Cross and Blue Shield of Missouri and $175,000 from new RightCHOICE.

Safe Harbor Statement
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: an adverse ruling on the litigation or other judicial action; the inability to satisfy or waive the conditions to the closing of the settlement transactions; governmental and regulatory action or legislation; other pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; and other risks detailed in the company's Securities and Exchange Commission filings.

Blue Cross and Blue Shield of Missouri and its for-profit subsidiary, RightCHOICE Managed Care, Inc., are the largest providers of health care benefits in Missouri. The company's web site addresses are www.ritusa.com and www.abcbs.com.